   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1998
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                              ------------------
                                 ONCOR, INC.
            (Exact name of Registrant as specified in its charter)
                              ------------------

                           MARYLAND                                                                   52-1310084
(State or other jurisdiction of incorporation or organization)                          (I.R.S. Employer Identification Number)


                209 PERRY PARKWAY, GAITHERSBURG, MARYLAND 20877
                                 (301) 963-3500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                               ------------------
                                  CECIL KOST
                     PRESIDENT AND CHIEF OPERATING OFFICER
                                  ONCOR, INC.
                               209 PERRY PARKWAY
                          GAITHERSBURG, MARYLAND 20877
                                 (301) 963-3500
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)


                               ------------------

                                   COPIES TO:
                           RICHARD R. PLUMRIDGE, ESQ.
                            BRIAN B. MARGOLIS, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                           1633 BROADWAY, 47TH FLOOR
                           NEW YORK, NEW YORK  10019
                                 (212) 581-1600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
 TITLE OF SHARES          AMOUNT TO BE             PROPOSED MAXIMUM          PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
 TO BE REGISTERED          REGISTERED        AGGREGATE PRICE PER UNIT(1)         OFFERING PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock,
 $.01 par value         1,650,013 Shares               $0.40625                     $670,317.78                $198.00
==================================================================================================================================

(1) Based upon the average of the high and low prices of the Common Stock, as reported on the American Stock Exchange, on August 27, 1998.


                              ------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS
                               1,650,013 SHARES
                                 ONCOR, INC.
                                 COMMON STOCK

                              -----------------
         This Prospectus relates to the offer and sale, which is not being underwritten, by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"), of up to 1,650,013 shares (the "Shares") of Common Stock, par value $.01 per share, of Oncor, Inc. ("Oncor" or the "Company").

         The Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer the Shares under certain circumstances to other persons who may, in turn, resell the Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement.
See "Selling Stockholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act under certain circumstances.

         The Common Stock of the Company is traded on the American Stock Exchange under the symbol "ONC." The last reported sales price of the Company's Common Stock on the American Stock Exchange on August 27, 1998 was $0.375 per share.

                              -----------------

   AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                              -----------------

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.

                              -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                              -----------------
                 THE DATE OF THIS PROSPECTUS IS SEPTEMBER 2, 1998

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Issuance of the Shares and Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or may be obtained from the Commission's Internet site on the world wide web at http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

         The Common Stock of the Company is traded on the American Stock Exchange, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning the Company may be inspected at the American Stock Exchange's offices located in New York.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K"), as amended by Amendment No. 1 to the 1997 Form 10-K; (2) the Quarterly Report of the Company on Form 10-Q for the three months ended March 31, 1998 (the "First Quarter Form 10-Q"), as amended by Amendment No. 1 to the First Quarter Form 10-Q; (3) the Quarterly Report of the Company on Form 10-Q for the three months ended June 30, 1998; (4) the Proxy Statement of the Company in connection with the Annual Meeting of the Stockholders held on June 25, 1998;
(5) the Current Report of the Company on Form 8-K, dated January 16, 1998; and
(6) the Current Report of the Company on Form 8-K, dated July 7, 1998.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. John L. Coker, Vice President, Oncor, Inc., 209 Perry Parkway, Gaithersburg, Maryland 20877.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS

                                  THE COMPANY

         The Company was incorporated in Maryland in July 1983. The Company's principal offices are located at 209 Perry Parkway, Gaithersburg, Maryland 20877, and its telephone number is (301) 963-3500.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. Accordingly, prospective investors should carefully consider the following factors, in addition to all of the other information presented in this Prospectus, before purchasing any of the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES

         Oncor has not been profitable since its inception in July 1983. For the quarter ended June 30, 1998, the Company incurred net losses of approximately $2.4 million and as of that date, the accumulated deficit of the Company was $148 million. The Company expects to incur additional losses in future periods. The Company believes it will become profitable sometime in 1999 but cannot provide assurance as to when, if ever, it will achieve profitability.

ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING

         The Company expects that its current liquid resources will not be sufficient to fund operations after the end of September 1998. Funds, if any, raised from most of the possible sources during the intervening period may first be utilized to repay, in whole or in part, the Company's bank debt of $4.0 million in accordance with the terms of the underlying line of credit and related guarantees. The line of credit, which expires on October 31, 1998, is guaranteed by certain shareholders whose guarantees are secured by substantially all of the assets of the Company.

         The Company is considering additional alternative forms of financing, including among other things, equity or debt financing, sale of publicly-traded Oncormed common stock, recovery of Oncor advances to Codon, sale of Appligene stock and other alternatives.

         There can be no assurance that any of the alternatives discussed above, or any other such forms of financing, can be completed by the Company in sufficient amounts, in timely fashion, on acceptable terms, or at all, which would have a material adverse effect on the Company. Even if completed, each of such financing alternatives may have certain terms, conditions or ramifications which may have a material adverse effect on the Company's business, financial condition and results of operations. For instance, any such equity financings likely will be dilutive to stock holders, the terms of any debt financing, as does the existing line of credit, may require substantially all of the assets of the Company to be pledged as collateral, may involve warrant or equity dilution and/or may contain restrictive covenants which limit the Company's ability to pursue certain courses of action, and the sale of assets will decrease the revenue base of the Company.

         While the Company is using its best efforts to consummate one or more of these potential sources of funding, it is possible that the success, if any, of these efforts will not be sufficient to fund the Company for the foreseeable future. The Company has taken, and is continuing to take, substantial cost-cutting actions, including significant reductions in its number of employees. In the event that the Company is unable to raise additional capital by the end of September 1998, the Company may promptly cease significant portions of its programs, projects and business operations. If the pursuit of these potential funding sources proves largely unsuccessful, the Company may be forced into the complete termination of its business operations.

NO ASSURANCE OF CONTINUED LISTING OF COMMON STOCK

            Due to its history of losses and other related factors, the Company continues to be below certain guidelines for continuing listing of its common stock on its principal exchange, the American Stock Exchange (the "Exchange"). The Exchange has the authority to invoke or waive the guidelines at its sole discretion. In July 1998, the Exchange requested, and the Company agreed that it will provide the Exchange with, certain financial information and projections in support of continued listing. There can be no assurance that this information will be satisfactory to the Exchange and that the Company's stock will continue to be listed on the Exchange. If the Company's stock were delisted from the Exchange, any alternative public markets or exchanges that may be available to the Company likely would provide substantially less liquidity and market support for the shareholders of the Company and materially and adversely affect the ability, if any, of the Company to raise additional equity capital in the future.

REQUESTED REDEMPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

            On August 7, 1998 and August 11, 1998, the Company received requests from the holders of its Series A Convertible Preferred Stock (the "Preferred Stock"), which had an aggregate original issuance amount equal to $5.0 million, to have their shares of Preferred Stock redeemed. As of August 13, 1998, none of the holders of Preferred Stock had completed all of the steps necessary for redemption. In any event, the Company believes that the holders of the Preferred Stock have not tendered a valid redemption request and, therefore, at this time, the Company does not believe it is required to comply with the requested redemption. There can be no assurance that such redemption request will ultimately be found to be invalid. In the event that such redemption request is ultimately held to be valid, and the Company is unable to obtain the funds necessary to redeem the Preferred Stock, the non-payment of such redemption amounts would have a material and adverse effect on the Company's business, results of operations and financial condition.

RECENT DISPOSITION OF NON-STRATEGIC ASSETS

            The Company has recently completed the sale or other conveyance of its two non-strategic asset groups: the research products assets and the non-oncology genetic probe systems assets. As a result, the scope of the Company's business (including its revenue base) and its number of products has been reduced significantly. The Company's few remaining products presently marketed to North America are cancer-related genetic probe tests, including the INFORM(TM) HER-2/neu diagnostic test, which currently is sold to a limited number of customers. The disposal of each of these asset groups has resulted in a significant decrease in the number of employees in the Company and in the number of patents and trademarks owned by the Company. There can be no assurance that the disposition of these two business units will not have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Recent Developments."

RISK ASSOCIATED WITH THE INFORM(TM) HER-2/NEU GENE-BASED TEST
SYSTEM

            Although the PMA for the Oncor INFORM(TM) HER-2/neu Gene Detection System was approved for marketing by the U.S. Food and Drug Administration (the "FDA") in December 1997, there can be no assurance that the Company will be capable of manufacturing the test system in commercial quantities at reasonable costs or marketing the product successfully, that the test system will be accepted by the medical diagnostic community, or that the market demand for the test system will be sufficient to allow profitable sales. In addition, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if substantial problems occur after the product reaches the market.

NO ASSURANCE OF REGULATORY APPROVALS; GOVERNMENT REGULATION

            The Company expects to pursue FDA approval or clearance of certain existing products and products under development. There can be no assurance that the Company will receive regulatory approval or clearance for any of its products currently under development or, even if it does receive regulatory approval or clearance for a particular product, that the Company will ever recover its costs in connection with obtaining such approval or clearance. The timing of regulatory decisions is not within the control of the Company. The failure of the Company to receive requisite approval or clearance, or significant delays in obtaining such approval or clearance, could have a material and adverse effect on the business, financial condition and results of operations of the Company.

            Approval or clearance by the FDA require lengthy, detailed and costly laboratory procedures, clinical testing procedures and application preparation and defense efforts to demonstrate a product's efficacy and safety (or equivalence to a marketed product in the case of a 510(k) submission) before a product can be sold for diagnostic use. Even if such regulatory approval or clearance is obtained for a product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA and other regulatory agencies. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. Furthermore, approval may entail ongoing requirements for postmarketing studies. Failure to maintain requisite manufacturing standards or discovery of previously unknown problems could have a material and adverse effect on the Company's business, financial condition or results of operations.

PATENTS AND PROPRIETARY RIGHTS

            The Company's success will depend in large part on its, and its licensors', ability to obtain patents, defend their patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent position of firms relying upon biotechnology is highly uncertain in general and involves complex legal and factual questions. To date there has emerged no consistent policy from the courts regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents. The Company relies on certain patents and pending U.S. and foreign patent applications relating to various aspects of its products. These patents and patent applications are either owned by the Company or rights under them are licensed to the Company. There can be no assurance that patents will issue as a result of any such pending applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technology. In addition, there can be no assurance that any patents issued to the Company, or for which the Company has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.


            The University of California and its licensee, Vysis, Inc. ("Vysis"), filed suit against Oncor on September 5, 1995 for infringement of U.S. Patent No. 5,447,841 entitled Methods and Compositions for Chromosome Specific Staining which issued on that same date. The patent relates to a method of performing in situ hybridization using a blocking nucleic acid that is complementary to repetitive sequences. On April 9, 1998, the Company, Vysis and the University of California entered into a definitive agreement to settle the litigation. In connection with the settlement, the Company obtained certain non-exclusive royalty bearing licenses, made an initial payment of $0.5 million to Vysis, and an additional payment of $1.5 million will be due on April 10, 2000 in order to extend the licenses beyond that date.

            The commercial success of the Company will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office (the "PTO") to determine the priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so that the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. Further, U.S. patents do not provide any remedies for infringement that occurred before the patent is granted.


            On April 27, 1998, the Company received a summons and complaint in connection with a lawsuit entitled Key Technology, Inc. v. Oncor, Inc. in the Superior Court of the State of Washington for the County of Walla Walla. The complaint alleges breach of contract and fraud in connection with a June 1996 asset purchase agreement between Key Technology and the Company relating to the sale of the Company's I300 video inspection system to Key Technology, and seeks damages against the Company of $1.5 million. A failure to successfully defend against or settle that suit would likely result in damages being assessed against the Company and could have a material adverse effect on the Company's financial condition or results of operations.

            On May 29, 1998, a complaint was filed against the Company in the U.S. District Court for the Eastern District of New York by Paul Diamond, alleging that the Company is infringing his U.S. Patent No. 5,597,697 by making, using and selling its SUNRISE(TM) DNA amplification detection system. While the Company believes that the action, which was filed pro se (without the assistance of counsel), is without merit, patent litigation is generally costly and the disposition or outcome of this case cannot be predicted with certainty.

            The Company currently has certain licenses from third parties and in the future may require additional licenses from other parties to develop, manufacture and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the patented technology underlying such licenses will remain proprietary.

            The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

UNCERTAINTIES RELATING TO PRODUCT DEVELOPMENT

            The Company's actively marketed products other than the INFORM(TM) HER-2/neu Gene Detection System have not been approved by the FDA and may be sold only for research purposes in the United States and certain other countries. The Company has undertaken to seek FDA approval for certain of these products, and may in the future undertake to seek such approval or clearance for other products, and substantial additional investment, laboratory development, clinical testing, controlled manufacturing and FDA approval or clearance will be required prior to the commercialization of such products for diagnostic purposes. There can be no assurance that the Company will be successful in developing such existing or future products, that such products will prove to be efficacious in clinical trials, that required regulatory approvals or clearances can be obtained for such products, that such products, if developed and approved, will be capable of being manufactured in commercial quantities at reasonable costs, will be marketed successfully or will be accepted by the medical diagnostic community, or that market demand for such products will be sufficient to allow profitable operations.

INTERNATIONAL SALES AND FOREIGN EXCHANGE RISK

            The Company anticipates that a significant amount of its sales will take place in European countries and Japan and likely will be denominated in currencies other than the U.S. dollar. These sales may be adversely affected by changing economic conditions in foreign countries and by fluctuations in currency exchange rates. Any significant decline in the applicable rates of exchange could have a material adverse effect on the Company's business, financial condition and results of operations. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, lack of acceptance of products in foreign markets, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, financial condition and results of operations.

LIMITED MANUFACTURING EXPERIENCE

            The Company's ability to conduct clinical trials on a timely basis, to obtain regulatory approvals or clearances and to commercialize its products will depend in part upon its ability to develop and maintain facilities to manufacture its products, either directly or through third parties, at a competitive cost in accordance with the FDA's prescribed current GMP and other regulatory requirements. Any failure to maintain manufacturing facilities in accordance with the FDA's GMP requirements could result in the inability of the Company to manufacture its products and may limit the Company's ability to deliver its products to its customers, which would have a material and adverse effect on the Company's business, financial condition and results of operations. No assurance can be given that the Company will be able to develop and maintain GMP facilities or engage third parties to do so at a cost acceptable to the Company.

            The Company has only limited experience in manufacturing products on a commercial basis. The Company believes that its existing manufacturing facilities, along with available contiguous space currently under option to the Company, will enable it to produce commercial quantities of its products through at least 1998. No assurance can be given, however, that manufacturing or quality control problems will not arise if the Company increases production of its products, or if additional facilities are required in the future.

LIMITED MARKETING AND DISTRIBUTION EXPERIENCE

            The Company markets and sells its products for research purposes and, once approved or cleared by the appropriate regulatory authority, for diagnostic use, through its direct sales forces in both Europe and the United States and indirectly through third parties in the Pacific Rim and other areas. The Company only has limited experience in sales, marketing, training and distribution. In order to market its products directly, the Company must maintain a sales force with technical expertise and an understanding of the Company's products. There can be no assurance that the Company will be able to maintain such a sales force or that the Company's direct sales and marketing efforts will be successful. In addition, the Company's products compete with the products of many other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's training, marketing and sales efforts will compete successfully against such other companies. To the extent the Company enters arrangements with third parties, any revenues received by the Company will be dependent on the efforts of such third parties, and there can be no assurance that such efforts will be successful.

COMPETITION AND TECHNOLOGICAL CHANGE

            The diagnostic and biotechnology industries are subject to intense competition and rapid and significant technological change. Competitors of the Company in the United States and in foreign countries are numerous and include, among others, diagnostic, health care, pharmaceutical, biotechnology and chemical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those that have been or are being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. The Company also competes with various companies in acquiring technology from academic institutions, government agencies and research organizations. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting clinical trials of new diagnostic products and in obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining regulatory approval for products more rapidly than the Company.

INVESTMENT IN ONCORMED, APPLIGENE, AND CODON

            The Company owns approximately 23% and 80% of the common stock of its publicly-traded affiliates, Oncormed and Appligene, respectively, and 100% of the outstanding capital stock securities of its privately held subsidiary, Codon. The shares of common stock of Oncormed, Appligene, and Codon held by the Company are not currently freely tradeable and no public market exists for the common stock of Codon. Therefore, there can be no assurance that the Company will be able to realize the economic benefit of its investment or predict the timing of such realization. The value of the Company's investment in Oncormed and Appligene represents a significant portion of the total assets of the Company and such value fluctuates with the market price of those companies' common stock. Therefore, any event that has a material and adverse effect on the market price of the common stock of Oncormed and Appligene will have a material and adverse effect on the value of the Company's investment in those companies. The Company does not control the day-to-day operations and management of those companies and, therefore, has a varying but limited direct control over their operations and financial results.

            As described above, Oncormed announced in July 1998 that it had reached a definitive agreement to merge with Gene Logic which, if consummated, will result in Oncor's shares of Oncormed not subject to outstanding options being converted into shares of Gene Logic. However, there can be no assurance that the merger between Oncormed and Gene Logic will, in fact, be consummated and in the event such merger is not consummated, the shares of Oncormed owned by Oncor that are not subject to outstanding options can be sold in the public markets only pursuant to restrictions on the sale of unregistered stock by an affiliate pursuant to Rule 144 of the Securities Act of 1933 such that the complete liquidation of Oncor's position in Oncormed likely would take a year or more.

RESTRICTED USE OF THE COMPANY'S PRODUCTS

            The sale, distribution and use of the Company's FDA approved breast cancer product in the United States is restricted to prescription use in that the users of the product must be trained and demonstrated proficient in the use of the product and the results of the proficiency testing provided as part of the Company's training program must be provided in the Company's Annual Reports to the FDA. The Company's products sold in the United States for research purposes, only, must be labeled accordingly. The FDA imposes distribution requirements and procedures on companies selling products for research purposes only, including the requirement that the seller receive specified certifications from its customer as to the customer's intended use of the product. As a result of these requirements, the Company's research products can only be sold in the United States to a limited number of customers for limited use and can only be sold for broader commercial use with FDA approval or clearance or pursuant to recent Analyte Specific Reagent regulations for which no clinical claims can be made. No assurance can be given that the Company will receive FDA approval or clearance for its research products or that it will be able to sell its approved products in larger quantities.

ATTRACTION AND RETENTION OF KEY PERSONNEL

            The Company's ability to successfully develop marketable products and to maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific and management personnel. The Company is highly dependent upon the principal members of its management, scientific staff, and Medical and Science Advisory Boards. Competition for such personnel and advisors is intense, and the Company's ability to attract and retain such personnel is adversely affected by the current financial condition of the Company; therefore, there can be no assurance that the Company will be able to continue to attract and retain such personnel.

UNCERTAINTY RELATED TO HEALTH CARE REFORM
MEASURES AND THIRD-PARTY REIMBURSEMENT

            Political, economic and regulatory influences are likely to lead to fundamental change in the health care industry in the United States. In the past year, the U.S. FDA Modernization Act ("FDAMA") was approved, bringing many changes to FDA regulations and codifying some current practices. In addition, numerous proposals for comprehensive reform of the nation's health care system have been introduced in Congress over the past year. In addition, certain states are considering various health care reform proposals. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, reforms will be adopted, when they may be adopted, or what impact they may have on the Company. The Company's ability to earn sufficient returns on its products may also depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate reimbursement will be available or sufficient to allow the Company to sell its products on a competitive basis.

PRODUCT LIABILITY

            The testing, marketing and sale of health care products could expose the Company to the risk of product liability claims. A product liability claim could have a material and adverse effect on the business, results of operations or financial condition of the Company. The Company currently maintains product liability insurance coverage of $5.0 million per occurrence. There can be no assurance, however, that the insurance policy will respond to any specific claim, that this coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on acceptable terms, if at all.

ENVIRONMENTAL RISKS

            The manufacturing and research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

POSSIBLE VOLATILITY OF STOCK PRICE

            The market prices for securities of life sciences companies, including the market prices of the Company's Common Stock, have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential clinical trial results with respect to products under development by the Company or others, decisions regarding regulatory approvals of the products of the Company or others, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in the Company's revenues and financial results and other factors, may have a significant impact on the market price of the common stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on such market price.

LARGE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE; EFFECT ON ABILITY TO RAISE CAPITAL

         Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Company's Common Stock and may have a material and adverse effect on the Company's ability to raise the capital necessary to fund its future operations. In addition to the Shares registered hereunder, the Company has filed a registration statement with the Commission to register 5,587,965 shares of its Common Stock under the Securities Act (the "Registrable Shares"). As of July
31, 1998, without taking into account shares of Common Stock issued upon exercise of stock options, warrants or other rights to acquire Common Stock after July 31, 1998, the Company had outstanding 31,377,080 shares of Common Stock. The Shares, the Registrable Shares (upon effectiveness of the registration statement relating thereto) and substantially all of the shares of Common Stock already outstanding, will be freely tradeable in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as such term is defined in Rule 144(a) under the Securities Act ("Affiliates"), may generally only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act. In general, under Rule 144 an Affiliate is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 313,770 shares) or the average weekly trading volume in the Company's Common Stock on the American Stock Exchange during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. Additional shares of Common Stock, including shares issuable upon exercise of options, warrants and other rights to acquire Common Stock, will also become eligible for sale in the public market from time to time in the future. Furthermore, certain holders of Common Stock have the right to cause the Company to register their shares under the Securities Act in the future. The Company is required to bear the expenses of all such required registrations (except underwriting discounts and commissions). The Company is required to use its best efforts to effect such registrations, subject to certain conditions and limitations.

NO DIVIDENDS

         The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

                                    BUSINESS

RECENT DEVELOPMENTS

         On April 9, 1998, the Company entered into a definitive agreement with Vysis, Inc. and the University of California to settle a lawsuit which had been filed by the University of California and Vysis against the Company. As part of the agreement, the Company, Vysis and the Regents of the University of California stipulated to a final judgment order which was approved and issued by the U.S. District Court for the Northern District of California. Under the terms of the definitive agreement, the Company obtained a world-wide nonexclusive royalty-bearing license to U.S. Patent No. 5,447,841 and any divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations, substitutions, renewals and foreign counterparts thereof throughout the world for use in the fields of human oncology for both clinical and research applications. The Company also obtained a nonexclusive royalty-bearing license to certain direct labeling technology rights owned by Vysis in U.S. Patent 5,491,224 and any divisionals, continuations, continuations-in-art, reissues, extensions, reexaminations, substitutions, renewals and foreign counterparts thereof throughout the world. In return, the Company has agreed to convey to Vysis its fluorescence in situ hybridization
(FISH) genetic probe business, retaining full rights to the field of human oncology for research and clinical applications, including the Company's recently FDA approved INFORM HER-2/neu breast cancer test. Sales of the conveyed FISH products represented less than $3.0 million of the Company's 1997 gross revenues. The Company also made initial cash payments to Vysis of $0.5 million, and an additional payment of $1.5 million will be due on April 10, 2000 in order to extend the licenses beyond that date.

         On June 30, 1998, the Company completed the sale of its Research Products Division to Intergen Company, L.P. for an aggregate consideration of $3.2 million, of which $200,000 is payable in scheduled payments over the next two years. In connection with this transaction, the Company (i) assigned its apoptosis and telemerase license agreements and (ii) licensed its sunrise and methylation technologies to Intergen for exclusive use in the research products field, while retaining exclusive rights to such licenses and technologies for the field of therapeutic and diagnostic products. In addition, Oncor and Intergen agreed to co-exclusive licenses to such licenses and technologies for a field that includes clinical research, and development activities and sales of products for clinical research and development activities. Sales to non-affiliated companies generated by the Research Products Division in 1997 were approximately $3.0 million. Of the approximately $3.0 million in cash that Oncor received upon the consummation of this transaction, approximately $2.5 million was used to increase the Company's net working capital and the remaining $400,000 was used to repay certain outstanding bank debt. The Company recorded a gain of approximately $1.8 million upon the closing of this transaction.

         On August 14, 1998, Oncor signed a non-binding Letter of Intent for the sale of the assets of Codon, its wholly-owned subsidiary, to Codon Acquisition Holdings, LLC, a company organized by Perseus Capital, LC, a Washington, D.C.-based banking venture. Codon is a developer of gene recognition and repair technology for the correction, alteration and therapeutic regulation of genes for the treatment of disease. The transaction is expected to close during September 1998. However, there can be no assurance that this transaction will, in fact, be consummated.

LEGAL PROCEEDINGS

         From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business, in addition to the pending and threatened legal proceedings discussed in "Risk Factors" above, or receive notification from third parties threatening to commence such litigation. See "Risk Factors -- Patents and Proprietary Rights." The Company is not currently a party to any such legal proceedings relating to claims arising out of its operations in the normal course of business, the adverse outcome of which, individually or in the aggregate, would have a material and adverse effect on the Company's business, financial condition or results of operations.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of June 30, 1998. Except for Mr. Derace L. Schaffer, a director of the Company, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. See "Plan of Distribution."

                                                                                       BENEFICIAL OWNERSHIP
                                                NUMBER OF SHARES       NUMBER OF        AFTER OFFERING(1)(2)
                                               BENEFICIALLY OWNED       SHARES        ----------------------
                                                   PRIOR TO         REGISTERED FOR      NUMBER
 NAME OF SELLING STOCKHOLDER                      OFFERING(1)         SALE HEREBY      OF SHARES      PERCENT
 ---------------------------                 --------------------    --------------   ---------      -------
 Borgman, Robert . . . . . . . . . . . .                                82,049
 Brown, Greg . . . . . . . . . . . . . .                                 1,368
 Capital Resource Company of Connecticut                                13,675
 Chandler, Carol . . . . . . . . . . . .                                24,615
 Chase 1991 Revocable Trust DTD 4/2/91
  Andrew & Laura Chase, TTEES. . . . . .                                 6,838
 Davidowitz, William . . . . . . . . . .                                13,675
 Edgewater Private Equity Fund, L.P. . .                               438,961
 Egan, Jane. . . . . . . . . . . . . . .                                 1,368
 Fabiani, Joseph . . . . . . . . . . . .                                13,128
 Mutual Ventures of South Dakota . . . .                               191,448
 Feltman, Philip D.. . . . . . . . . . .                                 4,103
 Fierberg, Martin  . . . . . . . . . . .                                 4,103
 Flynn, Kelly  . . . . . . . . . . . . .                                 2,735
 Hoegh Invest A/S. . . . . . . . . . . .                                84,784
 IASD Health Services Corp.  . . . . . .                               136,748
 JIBS Equities . . . . . . . . . . . . .                                17,778
 Kenneth John Pies, IRA Oppenheimer as
  Custodian  . . . . . . . . . . . . . .                                 8,205
 Konover, Simon  . . . . . . . . . . . .                                 8,205
 Kumar, Rajan & Manju, JTWROS. . . . . .                                 8,205
 Lieber, Irwin . . . . . . . . . . . . .                                21,880
 Den Norske Krigsforsikring for Skib . .                                28,718
 O'Brien, James  . . . . . . . . . . . .                                 2,735
 Oldfield Company  . . . . . . . . . . .                                 6,838
 Pappajohn, Ann, Intervivos Trust
  1989 . . . . . . . . . . . . . . . . .                                13,675
 Pappajohn, John . . . . . . . . . . . .                               184,611
 Penn Footwear Co. . . . . . . . . . . .                                13,675
 Penn Footwear Retirement Trust  . . . .                                16,410
 Presutti, John  . . . . . . . . . . . .                                 8,205
 Schaffer, Derace  . . . . . . . . . . .                                 2,735
 Tang, Cyrus . . . . . . . . . . . . . .                               164,098
 Thebes, Ltd.. . . . . . . . . . . . . .                                13,675
 Viking Medical Ventures Limited . . . .                                83,417
 West Bank Custodian FBO James S. Cownie
  IRA. . . . . . . . . . . . . . . . . .                                27,350


                                                   ---------         ---------        ---------    ---------
         TOTAL   . . . . . . . . . . . .                             1,650,013
                                                   =========         =========        =========    =========

--------------------

 *       Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules and regulations promulgated under the Securities Act and generally includes voting or investment power with respect to securities.

(2) The number of shares of Common Stock and the percentage of shares of Common Stock beneficially owned by each Selling Stockholder are based on the assumption that each Selling Stockholder will sell all of the shares of Common Stock registered for sale hereby.

         The Shares are being registered as a result of the contractual arrangement with the Selling Stockholders. The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

         The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement effective until the earlier of the date on which the Selling Stockholders shall have sold all of the securities registered hereby or the date on which the Shares are saleable pursuant to Rule 144(k) promulgated under the Securities Act.

                              PLAN OF DISTRIBUTION

         The sale of the Shares offered hereby may be effected by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees.

         In the event that a Selling Stockholder transfers his shares, pledges his shares or makes a gift of his shares, the Company will amend this Registration Statement or file a Prospectus Supplement, as appropriate, identifying the transferee(s) as Selling Stockholder(s).

         From time to time, one or more Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

         At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

         The Selling Stockholders may also transfer their Shares pursuant to Rule 144, whether or not the Registration Statement, of which this Prospectus forms a part, is effective at the time of any such transfer.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

         The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

         The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                   1,650,013



                                  ONCOR, INC.



                                 COMMON STOCK



                                  PROSPECTUS



                               SEPTEMBER 2, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered:

                                                                                                               Amount to
                                                                                                                Be Paid
                                                                                                              -----------
Registration Fee - SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   198
AMEX Listing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17,500
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,500
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,802
                                                                                                                 -------
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $50,000
                                                                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 11 of the Registrant's Articles of Incorporation, as amended, and Section 5-01 of the Registrant's By-Laws, as amended, provide that the Registrant shall, to the full extent permitted by law, indemnify all directors, officers, employees or agents of the Registrant. Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees, and agents of a corporation under certain conditions and subject to certain limitations. The Section provides generally that such persons may be indemnified unless they engage in a material act or omission in bad faith or that is the result of active and deliberate dishonesty, they actually receive an improper personal benefit in money, property or services, or, in the case of a criminal proceeding, they have reasonable cause to believe that the act or omission is unlawful. Provision is made for reimbursement of reasonable expenses so long as it is finally determined that the standards of conduct have been met. The Selling Stockholders have agreed to indemnify officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act under certain circumstances.

         The Company and its directors and officers have liability insurance.

ITEM 16.  EXHIBITS

         The following is a list of Exhibits filed as part of the Registration
Statement:

 3.1 The Articles of Incorporation, as amended, of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

 3.2     The By-Laws of the Registrant, incorporated herein by reference to
         Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

 4.1 Specimen certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-44520.

 5.1     Opinion of Brobeck, Phleger & Harrison LLP.

10.1 Stock Exchange Agreement dated as of February 24, 1998 by and among the Registrant and the persons listed on Schedule A thereto.

23.1     Consent of Arthur Andersen LLP, independent public accountants.

23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

24.      Powers of Attorney (included with signature page).

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on August 25, 1998.

                                 ONCOR, INC.


                                 By:/s/     John L. Coker
                                    ------------------------------------------
                                   John L. Coker
                                   Vice President -- Finance and Administration,
                                    and Chief Financial Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints Jose J. Coronas, R. James Danehy and John L. Coker, and each of them, its true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3, or any registration statement relating to the offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 25, 1998.

                 Signature                         Title
                 ---------                         -----


/s/ Jose J. Coronas                        Chairman of the Board of Directors
----------------------------------
Jose J. Coronas

/s/ R. James Danehy                        Vice-Chairman of the Board of Directors
----------------------------------
R. James Danehy

/s/ Cecil Kost                             President, Chief Operating Officer and Director (principal executive officer)
----------------------------------
Cecil Kost

/s/ John L. Coker                          Vice President, Secretary and Treasurer
----------------------------------         (principal financial and accounting officer)
John L. Coker


/s/ Derace L. Schaffer, M.D.               Director
----------------------------------
Derace L. Schaffer, M.D.


/s/ William H. Taylor II, Ph.D.            Director
----------------------------------
William H. Taylor II, Ph.D.


/s/ Timothy J. Triche, M.D., Ph.D.         Director
----------------------------------
Timothy J. Triche, M.D., Ph.D.

/s/ Stephen Turner                         Director
----------------------------------
Stephen Turner

/s/ Jeffrey S. Ross, M.D.                  Director
----------------------------------
Jeffrey S. Ross, M.D.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION                                                                                   PAGE
-------                           -----------                                                                                   ----
 3.1     The Articles of Incorporation, as amended,of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 3.2     The By-Laws of the Registrant, incorporated herein by reference to
         Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1990  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 4.1     Specimen certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-44520 . . . . . . . . . . . . . . . . . . . . . . . . . . . .

5.1      Opinion of Brobeck, Phleger & Harrison LLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.1     Stock Exchange Agreement dated as of February 24, 1998 by and among the Registrant and the persons listed on Schedule A thereto. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

23.1     Consent of Arthur Andersen LLP, independent public accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

23.2     Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)  . . . . . . . . . . . . . . . .

24.      Powers of Attorney (included with signature page)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .